Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

      We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-127480, 333-132971 and 333-143728) and Form S-8 (No. 333-17375, 333-17377, 033-81416, 333-55691, 333-74592,333-74614 and 333-135032) of.Abraxas Petroleum Corporation of the reference to our firm relating to our review of the estimates of oil and gas reserves for 2007 and 2006 of certain properties formerly owned by St. Mary Land & Exploration Company and the reference relating to our preparation of a portion of such reserve estimates for 2005.

                             /s/ Ryder Scott Company. L.P.

Ryder Scott Company, L.P.

Denver, Colorado

August 8, 2008

1100 LOUISIANA	SUITE 3800	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX (713) 651-0849
1100, 530-8th AVENUE S.W.	CALGARY, ALBERTA T2P 3S8	TEL (403) 262-2799	FAX (403) 262-2790